Exhibit 99.2
NASDAQ: "GMTC" GameTech International, Inc.

Safe Harbor Statement This presentation contains forward-looking statements within the meaning of the federal securities laws, and GameTech intends that these statements be subject to the safe harbor provided by those laws. Forward-looking statements include the potential effects of the definitive agreement with, and the acquisition of, Summit, our potential expansion of our domestic and international business and markets, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. We caution that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements, including whether we will be able to obtain consents, financing and licenses required to complete the acquisition of Summit, our ability to successfully integrate, operate and grow Summit's business, our dependence on the bingo and electronic bingo industry and Summit's dependence on the video lottery terminal business, and other factors disclosed in documents we have filed with the Securities and Exchange Commission, including our most recently filed Form 10-K, 10-Qs and 8-Ks.

GameTech(tm) We design, develop, and market high quality interactive gaming and entertainment products, principally portable bingo related systems. Operating in 38 states and 6 countries 70,000 player terminals installed throughout 550 halls and locations Corporate office in Reno, NV and 3 regional offices; 189 staff Industry Best Sales and Service Network 24 hour customer support Nationwide field technician coverage Complete hall installation and training

GameTech(tm) Intellectual Properties and Protection 1 patent issued Other patents filed and pending In development - server based security, two way RF Technology Advantage two way RF security server based system

Increasing Margin Performance Increasing Margin Performance

Increasing EPS Performance

Increasing Market Price Performance

Third Quarter Earnings For The Period Ended July 31

Nine Months YTD Earnings For The Period Ended July 31

Average Rolling Four Quarters For The Seven Quarterly Periods Ended July 31, 2006 Quarterly Periods Ended July 31, 2006 Quarterly Periods Ended July 31, 2006

Emphasis on superior customer service Expand Domestically and Internationally to Increase Market Share Develop Strategic Alliances Key content providers Acquisitions Summit Business Strategies

Summit Acquisition Summit Amusement and Distributing, LTD. Based in Billings, Montana Leading developer and manufacturer of high quality entertainment driven gaming devices Strong VLT platform with key market in Montana, Louisiana, West Virginia and South Dakota Strong Financial Performance and Historical Growth From 2003 to 2005 revenue and EBIT at CAGRs of 34% and 45% Revenue for 2005 at $25 million, Operating income at $4.1 million, EBITDA at $4.8 million Asset Purchase Transaction with two year earn out component

Reconciliation of U.S. GAAP Net Income to EBITDA